Exhibit 99.1

Depomed Reports First Quarter 2014 Financial Results

Conference call scheduled for today at 5:00 p.m. EDT

Newark, California — May 8, 2014 — Depomed, Inc. (Nasdaq:DEPO), today reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Business Highlights

•                  Relaunched migraine product CAMBIA® (diclofenac potassium for oral solution) in February 2014

•                  Achieved settlements with two of the three defendants in the Gralise® (gabapentin) patent litigation in April 2014 permitting the defendants to begin selling generic versions of Gralise on January 1, 2024, or earlier under certain circumstances, following a favorable Markman claim construction in January

•                  Increased managed care coverage of Gralise, adding over 3.3 million covered lives effective April 1

•                  Recognized as revenue a $10 million milestone payment from Mallinckrodt during the quarter following FDA approval of Xartemis™ XR (oxycodone hydrochloride and acetaminophen) Extended-Release Tablets (CII) which was received in April 2014

First Quarter 2014 Financial Highlights

•                  Achieved total revenue of $76.5 million, consisting of $33.7 million of product sales, royalties, license and other revenue and $42.8 million of non-cash PDL royalty income

•                  Achieved first quarter 2014 product sales of $21.5 million, an increase of 136% compared to $9.1 million for the first quarter of 2013

•                  First quarter 2014 Gralise product sales were $10.9 million compared to $6.1 million in the first quarter of 2013, an increase of 79%

•                  First quarter 2014 Zipsor® (diclofenac potassium) product sales were $5.3 million compared to $3 million in the first quarter of 2013, an increase of 77%

•                  First quarter 2014 CAMBIA product sales were $4.6 million

•                  Generated first quarter 2014 GAAP net income of $17.9 million or $0.30 per share

•                  Generated first quarter 2014 non-GAAP adjusted loss of $0.8 million or $0.01 per share

•                  $213 million of cash and marketable securities and no debt outstanding as of March 31, 2014, after paying taxes related to the October 2013 PDL royalty and milestone sale

“We strengthened our presence in neurology as a result of our relaunch of CAMBIA in February 2014 and are building a foundation for sustained growth as our new and existing products are integrated into our commercial infrastructure.  CAMBIA is now fully integrated into our commercial organization, and we anticipate this will positively impact its sales performance in future periods,” noted Jim Schoeneck, President and CEO of Depomed. “We achieved significant milestones in the protection of our intellectual property surrounding Gralise with settlements with two out of three defendants in the ANDA lawsuits. With cash on the balance sheet of over $200 million, we continue to aggressively pursue growth products to add to our pain and neurology portfolio.”

Accounting Treatment for the Sale of Royalty and Milestone Interests to PDL

In October 2013, Depomed sold interests in future royalty and milestone payments in the Type 2 diabetes therapeutic area to PDL Biopharma, Inc. for $240.5 million. As a result of ongoing supply order obligations with respect to the underlying royalties, Depomed is accounting for this transaction under the debt accounting method. Although the royalty and milestone payments were sold to PDL, debt accounting requires the Company to continue to recognize the underlying royalties and milestones as revenue and record the proceeds of $240.5 million as a liability. As royalties and milestones are recognized under this arrangement, the liability is reduced and an implied non-cash interest expense is recognized.

In the first quarter of 2014, Depomed recognized $42.8 million of non-cash revenues, $5.4 million in non-cash interest expense and $11.8 million in non-cash tax expense related to this arrangement.

Depomed First Quarter 2014 Financial Results

Total revenues for the first quarter of 2014 increased to $76.5 million from $26.2 million for the first quarter of 2013.  A summary of total revenues for the first quarter of 2014 as compared to the corresponding prior period is as follows:

	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Product sales:
Gralise	$10,860	$6,089
Zipsor	5,343	3,040
CAMBIA (1)	4,623	—
Lazanda (1)	680	—
Total product sales	21,506	9,129

Royalties:
Glumetza US	$—	$13,288
Other	494	793
Total royalty revenue	494	14,081

License and other revenue:
Glumetza	$760	$760
Janssen	—	2,204
Mallinckrodt	10,000	—
Other	1,000	—
Total license and other revenue:	11,760	2,964

Non-cash PDL royalty revenue	$42,784	$—

Total revenues (GAAP Basis)	$76,544	$26,174

(1)   Depomed acquired Lazanda in July 2013 and CAMBIA in December 2013.

Selling, general and administrative expense was $32.5 million for the first quarter of 2014 as compared to $26.0 million for the first quarter of 2013. The increase in 2014 is primarily due to increased sales and marketing expenses associated with the Cambia and Lazanda® product acquisitions which occurred in the second half of 2013 and increased legal expense related to ongoing patent infringement litigation.

Research and development expense was $2 million for the first quarter of 2014 as compared to $3.3 million for the first quarter of 2013.  The decrease in 2014 is primarily related to the absence of all SefelsaTM expenditures in 2014.

GAAP net income for the first quarter of 2014 was $17.9 million, or $0.30 per share, compared to GAAP net loss of ($5.5) million, or ($0.10) per share for the first quarter of 2013.

Cash and marketable securities were $213 million as of March 31, 2014 as compared to $276 million as of December 31, 2013. The decrease in cash and marketable securities in the first quarter of 2014 is primarily related to payment of approximately $58 million in taxes related to fiscal year 2013.  Cash and marketable securities at March 31, 2014 does not include the $10 million milestone payment from Mallinckrodt which was recognized in the first quarter of 2014 but received in April 2014.

2014 Financial Outlook

Depomed is reiterating its financial outlook for full year 2014:

•                  Product sales of approximately $115 to $125 million

•                  Total revenues of approximately $200 to $215 million, which includes non-cash revenues related to the PDL transaction and $15 million in potential milestones from Mallinckrodt

•                  GAAP earnings per share of approximately $0.21 to $0.36 per share, which includes the non-cash PDL revenues and non-cash PDL interest expense

•                  Non-GAAP adjusted earnings per share of break-even to $0.16 per share

•                  Cash flow of at least break-even excluding payment of approximately $58 million in taxes in the first quarter of 2014 related to fiscal year 2013

Non-GAAP Financial Measures

In this press release, Depomed includes information about non-GAAP adjusted earnings/loss and adjusted non-GAAP earnings/loss per share, both non-GAAP financial measures, as useful operating metrics for the first quarter of 2014 and its 2014 financial outlook. The Company believes that the presentation of this non-GAAP financial measure, when viewed with our results and projections under GAAP and the accompanying reconciliation, provides supplementary information to investors. The Company uses this non-GAAP measure in connection with its own planning and forecasting purposes and for measuring the Company’s performance. This non-GAAP financial measure should be considered in addition to, and not a substitute for, or superior to net income or other financial measures calculated in accordance with GAAP. Non-GAAP adjusted income/loss and non-GAAP adjusted earnings/loss per share for the first quarter of 2014 and guidance for the year ending December 31, 2014 are not based on any standardized methodology prescribed by GAAP and represents GAAP earnings per share adjusted to exclude (1) non-cash PDL royalty revenue, net of related costs, (2) non-cash interest expense on the liability related to the sale of future royalties and milestones to PDL, (3) amortization related to product acquisitions, and (4) stock-based compensation expense, and to adjust (5) the income tax provision to reflect the estimated amounts payable in cash. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

The following table reconciles the Company’s non-GAAP adjusted loss to GAAP net income for the three months ended March 31, 2014:

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2014

(in thousands, except per share amounts)

GAAP net income	$17,939
Non-cash PDL royalties, net of related costs	(42,344)
Non-cash interest expense on liability related to sale of future royalties and milestones to PDL	5,379
Amortization related to product acquisitions	4,555
Stock based compensation	1,859
Non-cash income tax adjustment	11,827
Non-GAAP adjusted loss	$(785)
Non-GAAP adjusted loss per share	$(0.01)

The following table reconciles the Company’s non-GAAP adjusted earnings per share guidance to GAAP earnings per share guidance for the year ending December 31, 2014:

RECONCILIATION OF GAAP EARNINGS PER SHARE TO NON-GAAP ADJUSTED EARNINGS PER SHARE

GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2014

GAAP earnings per share	$0.21 - 0.36
Non-cash PDL royalties, net of related costs	(1.04 - 1.16)
Non-cash interest expense on liability related to sale of future royalties and milestones to PDL	0.31 - 0.33
Amortization related to product acquisitions	0.27 - 0.29
Stock based compensation	0.11 - 0.12
Non-cash income tax adjustment	0.14 - 0.22
Non-GAAP adjusted earnings per share	$0.00 - 0.16

Conference Call

Depomed will host a conference call today, May 8, beginning at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss its results. Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found atwww.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercialization of Gralise, CAMBIA, Zipsor and Lazanda, Depomed’s financial outlook for 2014 and expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375

carolyn@canalecomm.com

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (GAAP BASIS)

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Product sales	$21,506	$9,129
Royalties	494	14,081
License and other revenue	11,760	2,964
Non-cash PDL royalty revenue	42,784	—
Total revenues	76,544	26,174

Costs and expenses:
Cost of sales	3,702	1,484
Research and development expense	2,042	3,298
Selling, general and administrative expense	32,517	25,963
Amortization of intangible assets	2,539	962
Total costs and expenses	40,800	31,707

Income (loss) from operations	35,744	(5,533)
Other income (expense)	(599)	(46)
Non-cash interest expense on liability related to sale of future royalties and milestones to PDL	(5,379)	—
Benefit from (provision for) income taxes	(11,827)	99
Net income (loss)	$17,939	$(5,480)

Basic net income (loss) per share	$0.31	$(0.10)
Diluted net income (loss) per share	$0.30	$(0.10)

Shares used in computing basic net income (loss) per share	57,545,862	56,460,829
Shares used in computing diluted net income (loss) per share	59,923,083	56,460,829

CONSOLIDATED CONDENSED BALANCE SHEETS (GAAP BASIS)

(in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$213,065	$276,017
Accounts receivable	12,750	11,451
Receivables from collaborative partners	34,915	10,824
Inventories	8,494	10,145
Property and equipment, net	8,142	8,340
Intangible assets, net	79,982	82,521
Deferred tax assets	89,234	103,202
Prepaid and other assets	22,123	6,153
Total assets	$468,705	$508,653

Accounts payable and accrued liabilities	$39,474	$34,935
Income taxes payable	1,645	61,875
Deferred license revenue	14,756	15,516
Liability related to sale of future royalties and milestones to PDL	227,051	233,981
Other liabilities	13,700	13,666
Contingent consideration liability	11,730	11,264
Shareholders’ equity	160,349	137,416
Total liabilities and shareholders’ equity	$468,705	$508,653

(1)  Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.